From: Hillenbrand, Inc. CONSENT AND AMENDMENT REQUEST (the "Request") ("Hillenbrand") on behalf of the Obligors To: Commerzbank Aktiengesellschaft as Agent Dated: September 10, 2024 Dear Sirs and Madams Hillenbrand, Inc. - EUR 325,000,000 Syndicated L/G Facility Agreement dated June 21, 2022 (as amended and restated on June 22, 2023 and as further amended from time to time, the "Facility Agreement") 1. Definitions We refer to the Facility Agreement. Terms defmed in the Facility Agreement have the same meaning in this Request unless given a different meaning in this Request. 2. Amendment We hereby request you ( on behalf of the Majority Lenders) by countersigning this Request until September 20, 2024 at the latest: 2.1 to agree to the amendment of the provisions of the Facility Agreement set out below to delete the stricken text (indicated textually in the same manrier as the following example: strickeA te1ct) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and as set follows: (a) Amendment of certain definitions in Clause 1.1 (Definitions): "Adjusted Period" means the period commencing on the Effeetive Date June 22, 2023 and ending on the Adjusted Period Termination Date. "Adjusted Period Termi,nation Date" means the first date on or after April 1, � 2026 that all principal, interest and other amounts owing in respect of the Term A-2 Loans have been paid in full. 441960-FRASR0IA • MSW Exhibit 10.2